Exhibit 99.1
Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations -TDS (312) 592-5384 mark.steinkrauss@teldta.com

U.S. CELLULAR AMENDS AND INCREASES ITS $325 MILLION LINE OF CREDIT
TO $700 MILLION
The company also terminated its other revolving line of credit of $500 million

FOR RELEASE: IMMEDIATE

CHICAGO – Dec. 23, 2003 – United States Cellular Corporation [AMEX:USM] announced today that it has amended its existing $325 million revolving credit facility and increased the size of the facility to $700 million. At the same time, the company announced that it has terminated its other revolving credit facility, which was in the amount of $500 million.

The amended credit facility was originally established June 26, 2002 for $325 million, due to expire in June 2007. The amended agreement provides for borrowing on the revolving line of credit through June 26, 2007 at the discretion of the company. The financing will be used as necessary for general corporate and other purposes. Toronto Dominion (Texas), Inc. and Wachovia Capital Markets, LLC were lead banks.

The company terminated its $500 million revolving line of credit agreement dated August 27, 1997, due to expire August 29, 2004.

U.S. Cellular Corporation is the nation’s eighth largest wireless service carrier. As of Sept. 30, 2003, the company provided wireless service to more than 4.2 million customers in 141 markets throughout 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network. More information about U.S. Cellular is available at www.uscellular.com